UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

July 12, 2006

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement

Grant of Stock Options

On July 12, 2006, upon the recommendation of the Compensation Committee, the independent members of the Board of Directors of Extreme Networks, Inc. (the “Company”), approved the grant of stock options to certain of the Company’s executive officers for the following number of shares of the Company’s common stock:

Herb Schneider, Vice President Research and Development	100,000
Frank Carlucci, Senior Vice President, Worldwide Sales	50,000

The grants are to be effective as of the first trading date one day after the Company’s first public announcement of results for the fourth quarter of fiscal 2006 and the per share exercise price of such options shall be the closing price of the Company’s common stock on that date, as reported by the Nasdaq National Market System. The vesting of such options shall commence on July 1, 2006 and shall vest monthly over four years.

Grant of Restricted Stock Awards

On July 12, 2006, upon the recommendation of the Compensation Committee, the independent members of the Board of Directors approved the grant of restricted stock the Company’s Chief Operating Officer for the following number of shares of the Company’s common stock:

Alexander Gray, Chief Operating Officer	50,000

The award is to be effective as of the first trading date one day after the Company’s first public announcement of results for the fourth quarter of fiscal 2006 and the measurement date shall be the same date. The vesting of the award shall commence on July 1, 2006 and shall vest in three increments: (i) 25% of the award shall vest six months from the grant date, (ii) 25% shall vest one year from the grant date and (iii) the remaining 50% shall vest two years from the grant date.

Fiscal 2007 Salaries

On July 12, 2006, the independent members of the Board of Directors upon the recommendation of the Compensation Committee, established the following fiscal 2007 annual salaries for certain of the Company’s executive officers:

Alexander Gray, Chief Operating Officer	$400,000
Herb Schneider, Vice President, Research and Development	$241,500
Frank Carlucci, Senior Vice President, Worldwide Sales	$275,000

The fiscal 2007 salaries are effective as of the first day of the 2007 fiscal year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2006

EXTREME NETWORKS, INC.

By:	/s/ William R. Slakey
William R. Slakey
Chief Financial Officer

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